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                                                             EXHIBIT 99.d(xviii)

                              AMENDMENT NUMBER 2 TO
                          INVESTMENT SERVICES AGREEMENT

      Pursuant to the Investment Services Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) and Hartford Investment Management Company (formerly known as The Hartford Investment Management Company) dated as of March 3, 1997 (the "Agreement"), THE HARTFORD INCOME FUND, THE HARTFORD INFLATION PLUS FUND, THE HARTFORD SHORT DURATION FUND, THE HARTFORD TAX-FREE CALIFORNIA FUND and THE HARTFORD TAX-FREE NEW YORK FUND are hereby included in the Agreement as Portfolios. All provisions in the Agreement shall apply to the management of The Hartford Income Fund, The Hartford Inflation Plus Fund, The Hartford Short Duration Fund, The Hartford Tax-Free California Fund and The Hartford Tax-Free New York Fund.

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 31st day of October 2002.

                                    HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

                                    By:  /s/ David M. Znamierowski
                                       ----------------------------------------
                                            David M. Znamierowski
                                            Senior Vice President, Investments


                                    HARTFORD INVESTMENT MANAGEMENT COMPANY

                                    By: /s/ David M. Znamierowski
                                       ----------------------------------------
                                           David M. Znamierowski
                                           President